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                                                                    EXHIBIT 99.1

                              [LITTON LETTERHEAD]




                                                           FOR IMMEDIATE RELEASE


LITTON INSTITUTES PREFERRED
SHARE RIGHTS PLAN

       BEVERLY HILLS, CA, Aug. 17 -- The Board of Directors of Litton Industries today declared a distribution of one preferred share purchase right on each outstanding share of Litton common stock pursuant to a share rights program. The dividend distribution will be made on August 31, 1994, payable to stockholders of record on that date. The rights will expire on August 31, 2004. The rights distribution is not taxable to shareholders.

       Alton J. Brann, chairman of the Board of Directors of Litton, stated, "The rights are designed to ensure that the board can continue to focus upon maximizing the long-term value of our stockholders' investment in the company. We firmly believe our actions, including the recent Western Atlas spin off, consistently have demonstrated our commitment to long-term shareholder value."

       John M. Leonis, Litton's president and chief executive officer




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added, "Litton's management believes strongly in its responsibility to build value for all shareholders. We intend to pursue, therefore, a strategy based on anti-dilutive acquisitions to maintain and grow our leading market positions, selected dispositions of non-core businesses, and timely share repurchase programs. It is management's belief that this strategy will result in continued value appreciation."

       The rights will be exercisable only if another party acquires 15 percent or more of Litton's common stock or announces a tender offer that would result in ownership of 15 percent or more of the common stock. Each right will entitle a shareholder to buy one one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $150. If a merger or other business combination transaction is effected after another party has acquired 15 percent or more of the company's outstanding common stock, each right will entitle its holder to purchase, at the right's exercise price, a number of the resulting company's common shares having a market value of twice that price. Upon the acquisition of 15 percent or more of Litton's outstanding common stock, each right will entitle its holder (other than the acquirer) to purchase, at the right's exercise price, a number of Litton's common shares having a market value of twice that price. The Board can also exchange each outstanding right (other than those owned by the 15 percent acquirer) for one share of Litton common stock. Prior to a 15 percent acquisition, the rights are redeemable for one cent per



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right at the option of the Board of Directors.

       Unitrin, Inc. and its subsidiaries current ownership in Litton stock is unaffected by the provisions of this plan so long as they maintain their current Litton holdings.

       Litton is a leader in worldwide technology markets for advanced electronic and defense systems, and a major designer and builder of surface combat ships for the U.S. Navy and allied nations.